UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Basic Energy Services, Inc.

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Basic Energy Services, Inc.
Supplemental Proxy Statement Information

YOUR VOTE IS IMPORTANT. Please vote by using the telephone or Internet voting options described in your PROXY CARD or, if the Proxy Statement and a proxy card were mailed to you, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE.
The following supplemental information is being provided by Basic Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the Company’s proxy statement (the “Proxy Statement”) furnished in connection with its 2016 Annual Meeting of Stockholders. The following information is provided to our stockholders after one proxy advisory firm, ISS, issued negative voting recommendations with respect to (1) the election of each of William E. Chiles and Antonio O. Garza, Jr., (2) the amendment to our Sixth Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan (the “Incentive Plan”), and (3) the non-binding advisory vote on our named executive officer (“NEO”) compensation (the “Say-on-Pay Vote”).
Favorable voting recommendations were received on each of these same matters from Glass Lewis, which recommended voting FOR each of the directors and the proposals in a report issued on May 5, 2016. Glass Lewis further indicated that actions taken by the Company during 2015 responded adequately to shareholder concerns expressed in the 2015 Say-on-Pay Vote.
By contrast, ISS asserted that “the Compensation Committee failed to adequately respond to shareholder concerns as expressed in the 2015 say-on-pay vote.”
ISS claims that “The company did not engage with shareholders after the 2015 say-on-pay proposal failed to receive majority support.” To the contrary, as expressly stated in the Proxy Statement (p.17), “The Company regularly meets with our shareholders to discuss business topics, seek feedback on our performance, and address other matters.” Following the 2015 ISS report, the Company in fact engaged with certain material stockholders specifically about its compensation program and long-term shareholder value, and took note of those shareholders’ observations and comments on how the Company could improve its CD&A in the future. The Proxy Statement reflects the Company’s responses to those comments.
In its report, ISS fails to factor the effects of a substantial decline in the Company’s stock price, and that the total value of equity awards issued in 2015 in fact decreased substantially (by 34%) compared to 2014. The Company believes it is appropriate, and in the best interests of the Company, to continue issuing equity awards under the Incentive Plan (even at lower values) to align management’s interests with those of the Company’s stockholders over the long term.
With respect to the Say-on-Pay Vote, ISS focuses on the “increased equity grant” and the “number of shares granted in 2015.” As noted above, ISS fails to note that the value of the equity awards in fact decreased substantially in 2015 due to the lower stock price during the continued energy industry downturn. Furthermore, grants made by the Company in early 2016 decreased in value by an additional 61% from 2015 by holding the number of shares granted, for the CEO, constant from 2015 to 2016 in spite of significant declines in share price. Overall, we believe that the significant decreases in CEO compensation in both 2015 and 2016 were specifically responsive to shareholder concerns represented by the Say-on-Pay vote last year.
The Company’s Board of Directors and Compensation Committee each strongly disagree with the conclusions and recommendations of ISS for the reasons noted above as well as the following:

•	Base salaries of NEOs were decreased in 2015. Base salaries of each of our NEOs were decreased 8-10% from their 2014 base salary.

•	No annual cash bonuses were paid to NEOs in 2015. No annual cash incentive payouts were made to NEOs in 2015, even though certain performance targets were met.

•
CEO stock awards and total pay in 2015 were reduced substantially, and are therefore aligned with stock performance. The value of stock awards issued to our CEO (including a one-time award) and earned declined approximately 43% year-over-year, and his total pay declined approximately 49%. As noted by ISS’ own report, Mr. Patterson’s 2015 pay was below the median of the Company’s peers. In addition, as noted by ISS’ own report on relative alignment for pay and performance for annualized 3-year performance, the Company’s pay was in fact aligned with its performance using ISS metrics.

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Overall stock awards and total pay for other NEOs in 2015 were reduced substantially. The value of stock awards issued to other NEOs and earned in 2015 decreased by up to 55%, and the total pay of the other NEOs in 2015 was reduced between 32% and 56% compared to 2014, as further detailed in the Summary Compensation Table.

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Mr. Patterson received a one-time grant of 100,000 restricted shares in recognition of his greater responsibilities as CEO. As noted in the Proxy Statement (p. 18), during 2015 the Compensation Committee approved a one-time grant of 100,000 shares of restricted stock to Mr. Patterson, which vests over three years. The Company explained: “This grant was made in recognition of three considerations: (1) his continued leadership through the industry downturn; (2) the absence of any adjustment to his equity compensation during 2014 upon transitioning into greater responsibilities as CEO; and lastly, (3) a determination by the Compensation Committee that his base salary was below peer group norms.” In opposing this one-time grant, ISS ignores the peer comparisons in its own report, which state that Mr. Patterson’s 2015 pay was 80% of the median of the Company’s ISS peers. The Compensation Committee and the Board of Directors continue to support this one-time award as reasonable compensation to the Company’s CEO during 2015 for the reasons stated above and in the Proxy Statement.

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ISS fails to give the Company any credit for its anti-hedging policy. Our anti-hedging policy is clearly described in the Proxy Statement (see p. 18 summary What We Do - “Anti-Hedging Policy”; and p. 26 full description), while the ISS report incorrectly states “Anti-hedging policy -- Company does not disclose any policy.”

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ISS fails to acknowledge significant ongoing reductions in CEO and other NEO compensation (both in terms of total cash and equity compensation). Contrary to assertions in the ISS report, the Company in fact made substantial changes to the executive pay program after the 2015 Say-on-Pay proposal failed to receive majority support, which changes are further described in the Proxy Statement and this supplement.

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In its analysis of long-term compensation, ISS neglects more substantive positive features. The Company’s 2015 compensation program included ongoing significant value reductions, including reductions in equity values of equity awards resulting from lower stock prices during the energy industry downturn. Similarly, when focusing solely on share numbers in connection with “plan costs,” ISS fails to acknowledge significant additional equity value reductions in 2015 awards, as well as 2016 awards (share grants numbers kept constant in spite of falling share prices).

The Company’s Board of Directors and Compensation Committee believe that the substantial decreases during 2015 in (1) salary, (2) cash bonuses, (3) value of equity awards and (4) total compensation for the CEO and each of the other NEOs reflect both (a) a substantial change to the pay program that is responsive to both current industry conditions and the failure to receive majority approval for the 2015 Say-on-Pay Vote, and (b) a clear and direct alignment of NEO compensation with the Company’s actual performance.
Based on the foregoing, the Company’s Board of Directors and Compensation Committee each continue to recommend a vote FOR each of the proposals, including the Say-on-Pay Vote and the amendment to the Incentive Plan.
The Company has engaged Alliance Advisors, LLC in connection with solicitations relating to the Proxy Statement. Alliance Advisors may solicit proxies by mail or telephonically. The Company will pay Alliance Advisors for its solicitation services, and estimated total expenditures in connection with such solicitations are $12,000.

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